Exhibit 21.1

Subsidiaries of PBF Logistics LP*

Entity	Jurisdiction of Formation
Delaware City Terminaling Company LLC	Delaware

*	This Exhibit lists the entities that will be subsidiaries of PBF Logistics LP following the consummation of the transactions contemplated by a contribution agreement we will enter into in connection with the closing of our initial public offering. A form of such contribution agreement will be provided by amendment to the attached Registration Statement.